Exhibit 5.2

633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
Tel: +213.485.1234 Fax: +213.891.8763
www.lw.com

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December 18, 2007
Avery Dennison Corporation
150 North Orange Grove Boulevard
Pasadena, California, 91103-3596

Re:	Registration Statement on Form S-3 of Avery Dennison Corporation
Ladies and Gentlemen:
     We have acted as special counsel to Avery Dennison Corporation, a Delaware corporation (the “Company”), in connection with the issuance of 800,000 of its 7.875% Corporate HiMEDS Units (the “Securities”), each with a stated amount of $50 and consisting of a purchase contract (collectively, the “Purchase Contracts”) pursuant to which the holder will purchase from the Company on or before November 15, 2010 a number of shares of common stock, $1.00 par value, of the Company (the “Issuable Common Stock”) calculated as set forth in the Purchase Contract and Pledge Agreement (as defined below) and (b) a 1/20 undivided beneficial interest in a 5.350% Senior Note due November 15, 2020 (the “Senior Notes”) of the Company having a principal amount of $1,000, pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2007 (File No. 333-147369) (as so filed and as amended, the “Registration Statement”), the prospectus, dated November 14, 2007, contained in the Registration Statement and the prospectus supplement, dated November 14, 2007, filed pursuant to Rule 424(b) under the Act (such prospectus and prospectus supplement, collectively, the “Prospectus”). The Securities are being issued pursuant to an underwriting agreement, dated as of November 14, 2007, among the Company and the underwriters identified in the Prospectus (the “Underwriters”), in the form attached as an exhibit to a current report on Form 8-K filed by the Company on the date hereof (the “Underwriting Agreement”). The Purchase Contracts have been issued pursuant to the Purchase Contract and Pledge Agreement, dated as of November 20, 2007 (the “Purchase Contract and Pledge Agreement”), among the Company, The Bank of New York Trust Company, N.A., as purchase contract agent and attorney-in-fact of the holders from time to time, and The Bank of New York Trust Company, N.A., as collateral agent, custodial agent and securities intermediary. The Senior Notes have been issued pursuant to an indenture, dated as of November 20, 2007, between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a first supplemental indenture, dated as of November 20, 2007 (collectively, the “Indenture”), between the Company and the Trustee. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Purchase Contracts and the Senior Notes.

December 18, 2007

     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws or as to any matters of municipal law or the laws of any local agency within any state.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
     (1) The Purchase Contracts have been duly authorized by all necessary corporate action of the Company, and when duly executed, authenticated and issued in accordance with the terms of the Purchase Contract and Pledge Agreement, and when delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     (2) The Senior Notes have been duly authorized by all necessary corporate action of the Company, and when duly executed, authenticated and issued in accordance with the terms of the Indenture and the Supplemental Indenture, and when delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion with respect to (a) any provision for liquidated damages, default interest, late charges, monetary penalties or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 7.07 of the Supplemental Indenture and Section 6.06 of the Purchase Contract and Pledge Agreement, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of the Senior Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at

December 18, 2007

law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (n) the severability, if invalid, of provisions to the foregoing effect.
     With your consent, we have assumed (a) that each of the Purchase Contract and Pledge Agreement, the Purchase Contracts and the Indenture (collectively, the “Documents”) has been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that each of the Documents and the Senior Notes constitutes a legally valid and binding obligation of the parties thereto (including, without limitation, the Holders acting through the Purchase Contract Agent) other than the Company, enforceable against each of them in accordance with their respective terms, (c) that the status of each of the Documents and the Senior Notes as a legally valid and binding obligation of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities, (d) that any make-whole amount or any premium payable in respect of the Senior Notes would be deemed to be reasonable in the circumstances applicable to the Senior Notes, the Indenture and the Supplemental Indenture and (e) that the Documents have not been amended, modified, supplemented or terminated since the original date of execution thereof and that no rights of any parties thereto have been waived by any action or inaction of any of the parties thereto.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated December 18, 2007 and to the reference to our firm contained in the Prospectus under the heading “Validity of the securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP